Exhibit 5.1

Akerman LLP
666 Fifth Avenue
20th Floor
New York, NY 10103
Tel: 212.880.3800
Fax: 212.880.8965

April 24, 2014

Carrols Restaurant Group, Inc.
968 James Street
Syracuse, New York 13203

Re:	Carrols Restaurant Group, Inc.

This opinion is being furnished in connection with the filing, with the Securities and Exchange Commission (the "Commission") on March 6, 2014 and as amended on April 3, 2014, under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-3 (File No. 333-194377) (the “Registration Statement”) of Carrols Restaurant Group, Inc. (the “Company”) in connection with the registration under the Securities Act of 11,500,000 shares (including up to 1,500,000 additional shares issuable upon the exercise of an option granted to the underwriters by the Company) of the Company's common stock, $0.01 par value per share (the “Shares”). We have been advised by you that the Shares are to be sold as described in the Registration Statement, the Prospectus, dated April 10, 2014 (the “Prospectus”), the Prospectus Supplement, dated April 24, 2014 (the “Prospectus Supplement”), and the Underwriting Agreement (the “Underwriting Agreement”), dated as of April 24, 2014, by and among the Company and Raymond James & Associates, Inc. and Stephens Inc. as representatives of the several underwriters.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have acted as your counsel in connection with the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement. In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Prospectus Supplement and the Underwriting Agreement, as well as such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion set forth below.

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement, the Prospectus, the Prospectus Supplement and the Underwriting Agreement filed by the Company with the Commission are identical to the forms of the documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement), the Prospectus and the Prospectus Supplement are

Carrols Restaurant Group, Inc.
April 24, 2014

accurate and complete; (iv) the Company will sell and issue the Shares in the manner described in the Prospectus and the Prospectus Supplement and in accordance with the terms of the Underwriting Agreement; and (v) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized and when the Shares are issued and delivered in accordance with the manner described in the Prospectus Supplement and the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, the Prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the Shares.

Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.
We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Prospectus Supplement referred to above and the use of our name in the Prospectus Supplement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely,

/s/ AKERMAN LLP

AKERMAN LLP